SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

October 29, 2003

(Date of earliest event reported)

ABGENIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24207	94-3248826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

6701 Kaiser Drive Fremont, California 94555
(Address of principal executive offices) (Zip Code)

(510)-284-6500
Registrant’s telephone, including area code:

(Former name and former address, if changed since last report)

Item 5.                    Other Events

On October 29, 2003, Abgenix, Inc. (“Abgenix”) issued a press release announcing the consummation of the previously announced issuance to AstraZeneca UK Limited (“AstraZeneca”) of $100 million of Abgenix convertible preferred stock pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated as of October 15, 2003, and the consummation of a previously announced Collaboration and License Agreement with AstraZeneca (the “Collaboration Agreement”) also dated as of October 15, 2003.

A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

Amendment to Abgenix Rights Plan

Pursuant to the Purchase Agreement, Abgenix has amended its Amended and Restated Preferred Shares Rights Agreement (the “Rights Plan”) to prevent AstraZeneca from becoming an “Acquiring Person” for purposes of the Rights Plan as a result of (i) its acquisition of securities of Abgenix pursuant to the Purchase Agreement; (ii) the beneficial ownership by AstraZeneca and its affiliates of the common stock of Abgenix (the “Common Stock”) issuable upon conversion of the securities issued pursuant to the Purchase Agreement; or (iii) the mandatory conversion at the option of Abgenix of the securities issued pursuant to the Purchase Agreement into shares of Common Stock.  Abgenix has agreed to keep the foregoing Rights Plan amendment in place for the period designated in the Purchase Agreement (the “Standstill Period”), provided that Abgenix’s obligation to keep the Rights Plan amendment in place shall lapse if AstraZeneca breaches its standstill obligations in the Purchase Agreement.  Abgenix has agreed to continue to keep the Rights Plan amendment in place after the termination of the Standstill Period for so long as AstraZeneca does not acquire voting securities of Abgenix that would cause AstraZeneca’s level of ownership to exceed that in effect on the date of the termination of the Standstill Period.

Item 7.                    Financial Statements and Exhibits.

(c)             Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 29, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABGENIX, INC.

Dated: October 29, 2003	By:	/s/ Raymond M. Withy, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated October 29, 2003